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                                  EXHIBIT 10.5


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                              EMPLOYMENT AGREEMENT

         This Agreement (the "Agreement") is made and entered into effective as of the 21st day of July, 1999 by and between First Charter Corporation ("First Charter") a North Carolina corporation, and Robert O. Bratton ("Executive"), an individual residing in Cabarrus County, North Carolina;

         WHEREAS, Executive is a valued Executive of First Charter and its wholly owned subsidiary, First Charter National Bank (the "Bank"), and in order to induce Executive to continue employment with First Charter and to enhance Executive's job security, First Charter desires to enter into this employment agreement that will provide compensation to Executive in certain events, including but not limited to Executive's termination of employment following a change in control of First Charter, as hereinafter provided; and

         WHEREAS, because Executive has or will become familiar with First Charter's and the Bank's products, relationships, trade secrets and confidential information relating to First Charter's, the Bank's and their respective customers' business, products, processes and developments and may generate or have generated confidential information, First Charter wishes to protect its long-term interests by having Executive enter into certain non-disclosure and non-competition covenants;

         NOW, THEREFORE, in consideration of the terms contained herein, including the compensation First Charter agrees to pay to Executive upon certain events, Executive's continued employment with First Charter, Executive's covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Charter and Executive agree as follows:

         1. EMPLOYMENT AND DUTIES.

                  a. During the Employment Term (as defined in Section 3 below), First Charter hereby employs Executive, and Executive hereby agrees to serve, as Group Executive Vice President of First Charter. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Executive's position as Group Executive Vice President of First Charter and will report directly to Lawrence M. Kimbrough of First Charter. Executive shall also perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the Board and/or the Board of Directors of First Charter's subsidiaries in relation to: (i) First Charter; and/or (ii) any subsidiary or affiliated company of First Charter, including general responsibility for the management and operations of the Bank. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1.c., agrees to devote substantially all of his business time, attention and efforts to promote and further the business of First Charter and the Bank.

                  b. Executive shall faithfully adhere to, execute and fulfill all lawful requests, instructions and policies made by the Board or its authorized agent(s).

                  c. Except as specifically authorized in advance by the Board, Executive shall not, during the Employment Term (as defined in Section 3 below), be engaged as an employee or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage. The foregoing limitations also shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof, provided, however, that during the Employment Term (as defined in Section 3 below), Executive may not beneficially own the stock or options to acquire stock totaling more than 5% of the outstanding shares of any corporation or entity, or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interests, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business or division thereof, that is engaged in Competitive Activity (as defined in Section 8 below) with First Charter and/or the Bank.


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         2. COMPENSATION. For all services rendered by Executive during the
Employment Term (as defined in Section 3 below), First Charter shall compensate Executive as follows:

                  a. BASE SALARY. Effective January 1, 1999, during the Employment Term (as defined in Section 3 below), First Charter will pay Executive a bi-monthly base salary as compensation for Executive's services hereunder of $7,291.66, equivalent to $175,000.00 per year (the "Base Salary"), payable on a regular basis in accordance with First Charter's standard payroll procedures but not less than monthly, less applicable deductions required by law. On at least an annual basis thereafter during the Employment Term (as defined in Section 3 below), the Board will review Executive's performance and, based upon the recommendations of the Compensation Committee, may make adjustments to such Base Salary if, in its discretion, such adjustments are warranted, with any such adjustments to be effective beginning January 1 of the next following year.

                  b. BONUS. In addition to the Base Salary set forth above, during the Employment Term (as set forth in Section 3 below) and as long as Executive remains actively employed by First Charter, Executive may receive an annual bonus from one or more arrangements including but not limited to the First Charter Corporation 1999 Executive Incentive Plan (collectively, the "Bonus"), the amount of which shall be determined in the sole discretion of the Board. In making its determination of the amount of the Bonus, if any, to be paid, the Board may take into account, among other things: (i) Executive's qualifications and experience; (ii) the duties and responsibilities of Executive; (iii) the services performed and the contributions of Executive to the success of First Charter and/or the Bank; (iv) compensation patterns in similar businesses for similar executives; (v) First Charter's financial resources to pay the bonus; and (vi) such other factors as the Board shall deem to be relevant.

                  c. EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. During the Employment Term (as defined in Section 3 below), Executive shall be entitled to receive additional benefits and compensation from First Charter in such form and to such extent as specified below:

                           i. Payment of all or a portion of premiums for
                  coverage for Executive and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that First Charter may have in effect from time to time. Benefits provided to Executive under this
                  Section 2.c.i. will require Executive to pay the same proportion of premiums for, and shall provide benefits at least equal to, the benefits then provided to First Charter's other executive employees.

                           ii. Reimbursement for all business travel and other
                  out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with First Charter's expense reporting policy.

                           iii. First Charter shall provide Executive with other
                  employee perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other company-wide employee benefits, including but not limited to, any qualified and/or nonqualified retirements plans sponsored by First Charter, as such are available from time to time. Such current additional perquisites are listed on Schedule A, which is attached hereto and incorporated herein, and may be amended from time to time in the discretion of the Board.

                           iv. Schedule B, which is attached hereto and
                  incorporated herein, lists those other supplemental benefits in which Executive is currently entitled to participate, and may be amended from time to time with the consent of the parties.

         3. TERM OF AGREEMENT. The term of this Agreement shall begin on the date hereof and continue for three (3) years (the "Employment Term"), and, unless terminated sooner as hereafter provided in Section 4 below, and, until Executive attains age sixty-two (62), shall be renewed thereafter for


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successive twelve (12) month periods on the same terms and conditions contained herein in effect as of the time of renewal, unless either party gives notice of intent to terminate the Agreement at least ninety (90) days prior to the expiration of said term. Notwithstanding the forgoing, however, this Agreement shall terminate when Executive attains age sixty-five (65).

         4. TERMINATION. In addition to the provisions set forth in Section 3 above, the Employment Term shall terminate immediately upon the occurrence of any of the following events: (a) immediately upon the retirement or death of Executive; (b) upon the end of the time period specified in the First Charter Corporation Comprehensive Stock Option Plan following the Disability of Executive (as defined below); (c) upon the effective date of Resignation by Executive Without Good Reason (as defined below); (d) upon the effective date of Resignation by Executive For Good Reason; (e) upon the 60th day following the date the Board gives Executive notice of Termination Without Cause (as defined below); or (f) upon the close of business on the date the Board gives Executive notice of Termination for Cause (as defined below).

                  a. RETIREMENT. "Retirement by Executive" shall mean any voluntary retirement by Executive with the consent of the Board.

                  b. DISABILITY. "Disability" shall mean Executive is "disabled", as that term is defined in the First Charter Corporation Comprehensive Stock Option Plan, such that he is unable, with or without a reasonable accommodation, to perform the essential functions of his position with First Charter. Executive agrees to submit such medical evidence to First Charter regarding his disability as is reasonably requested by the Board.

                  c. RESIGNATION WITHOUT GOOD REASON. "Resignation Without Good Reason" shall mean any voluntary termination or resignation by Executive for any reason other than retirement or "Resignation for Good Reason". Executive is required to give at least 60 days advance written notice of Resignation Without Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on: (i) the resignation date proposed by Executive, or (ii) such other earlier date designated by First Charter. In addition, First Charter will be required to pay Executive his regular salary and benefits only through Executive's final resignation date as agreed to or revised by the Company, regardless of whether Executive is actually permitted to perform any services for the Company during that period.

                  d. RESIGNATION FOR GOOD REASON. "Resignation For Good Reason" shall mean any voluntary termination or resignation by Executive for:
         (i) a material reduction in Executive's position, duties, responsibilities or status, or a change in Executive's title resulting in a material reduction in his responsibilities or position with First Charter, in either case without Executive's consent, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly by First Charter after receiving notice from Executive and further excluding any such reductions or changes made in good faith to conform with generally accepted industry standards for Executive's position; (ii) a reduction in the rate of Executive's Base Salary or a decrease in any Bonus to which Executive was entitled pursuant to the First Charter Corporation 1999 Executive Incentive Plan or incentive plans at the end of the most recently concluded fiscal year, in either case without Executive's consent; provided, however, that a decrease in Executive's Bonus amount shall not constitute "Good Reason" and nothing herein shall be construed to guarantee such bonus awards if performance, either by First Charter or Executive, is below such targets as may reasonably and in good faith be set forth in the First Charter Corporation 1999 Executive Incentive Plan or other incentive arrangements; or (iii) the relocation of Executive, without his consent, to a location outside a fifty (50) mile radius of Concord, North Carolina. Executive is required to give written notice of Resignation For Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on the resignation date proposed by Executive, or such other earlier date designated by First Charter. In addition, First Charter will be required to pay Executive his regular salary and benefits only through Executive's final resignation date as agreed to or revised by the Company, regardless of whether Executive is actually permitted to perform any services for the Company during that period.


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                  e. TERMINATION WITHOUT CAUSE. "Termination Without Cause"
         shall mean any termination of the employment of Executive by First Charter for any reason other than termination due to the retirement or death of Executive, "Disability" or "Termination for Cause".

                  f. TERMINATION FOR CAUSE. "Termination for Cause" shall mean termination of the employment of Executive by First Charter as the result of Executive's: (i) willful misconduct of a material nature in connection with the performance of his duties as an employee; (ii) use of alcohol or drugs that affects his ability to perform his assigned duties as an employee or Executive's violation of First Charter's drug and/or alcohol policies; (iii) conviction, guilty plea or plea of nolo contendere for any crime involving moral turpitude or for any felony;
         (iv) embezzlement or theft from First Charter, the Bank or any of their respective customers and employees; (v) gross inattention to or dereliction of duty; (vi) commission or omission of any act of fraud or dishonesty in connection with Executive's employment with First Charter or the Bank; (vii) breach of any fiduciary duty to First Charter or the Bank, including the duty of loyalty; or (viii) breach of any provision of this Agreement; or (ix) performance of any other willful act(s) which Executive knew or reasonably should have known would be materially detrimental to First Charter or the Bank.

         5. RIGHTS UPON TERMINATION. Following the termination of the Employment Term for any reason, except for the payment of any earned but unpaid Base Salary, if any, due at the time of termination of the Employment Term and Executive's general right to elect certain coverage continuation under COBRA, and except for any payments which may be due as set forth in this Section 5 and
Section 6 below, Executive shall not be entitled to receive any additional compensation, wages, bonuses, incentive pay, commissions, severance pay, consideration and/or benefits of any kind from First Charter and/or the Bank hereunder upon the termination of the Employment Term, except that Executive will not forfeit any vested stock options or vested 401(k) or pension benefits with First Charter and the Bank, if any:

                  a. DEATH. If termination of the Employment Term occurs at any time due to the death of Executive, then Executive's personal representative shall be paid all earned but unpaid Base Salary and accrued Bonus (as those terms are described in Section 2) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 2. In addition, all awards, grants and options under any First Charter or Bank stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

                  b. DISABILITY. If termination of the Employment Term occurs at any time due to the Disability of Executive, then Executive shall be entitled to receive all earned but unpaid Base Salary and accrued Bonus (as those terms are described in Section 2) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 2, less any amounts which Executive receives from First Charter's long-term disability plan. In addition, all awards, grants and options under any First Charter or Bank stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

                  c. TERMINATION "FOR CAUSE" OR RESIGNATION "WITHOUT GOOD REASON". If termination of the Employment Term occurs at any time due to termination by First Charter "For Cause" or due to resignation by Executive "Without Good Reason", then Executive shall be entitled only to receive all earned but unpaid Base Salary, unreimbursed expenses and/or accrued, vested stock options and vested 401(k) or pension benefits through the effective date of the Termination "For Cause" or Resignation "Without Good Reason".

                  d. TERMINATION "WITHOUT CAUSE" OR RESIGNATION "FOR GOOD REASON". If termination of the Employment Term occurs at any time due to termination by First Charter "Without Cause" or due to resignation by Executive "For Good Reason", then Executive shall be entitled to (i) all accrued, unpaid Base Salary and unreimbursed expenses through the date of such termination; (ii) any prior year annual incentive bonus earned but not yet paid; (iii) continued payment of Executive's Base Salary for the greater of the remainder of the Employment Term or two
         (2) years; (iii) an annual bonus amount (calculated as the average of the three most recent Bonuses) for the greater of the remainder of the Employment Term or two (2) years; (iv) continuation of health and welfare benefit coverage (including coverage for Executive's


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         dependents to the extent such coverage is provided by First Charter for its employees generally) under such plans and programs to which an Executive was entitled to participate immediately prior to the date of the end of his employment for the greater of the remainder of the Employment Term or two (2) years, provided such continued participation is possible under the terms and provisions of such plans and programs; and (v) acceleration of vesting of all awards, grants, and options under any First Charter or Bank stock option plan or grant notwithstanding any other provision in such plan or grant.

                  e. RETIREMENT WITH THE CONSENT OF FIRST CHARTER. If Executive retires with the consent of First Charter, then Executive shall be entitled to receive all earned but unpaid Base Salary and accrued Bonus (as those terms are described in Section 2) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 2. In addition, all awards, grants and options under any First Charter or Bank stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

                  g. DEDUCTIONS. All payments set forth in this Section 5 to Executive and/or his personal representative, if any, shall be made subject to applicable withholdings as required by law.


         6. TERMINATION FOLLOWING A CHANGE IN CONTROL.

                  a. The Parties agree that if, during the Employment Term, a Change in Control (as defined in Section 6.a.ii. hereof) occurs and if, within one (1) year following the Change in Control, the employment of Executive is terminated by First Charter Without Cause (as defined in Section 4.e. hereof), or by Executive for Good Reason (as defined in Section 4.d. hereof), Executive's Compensation (as defined in Section 6.a.iii. below) shall continue to be paid in monthly installments, subject to applicable withholdings, by First Charter for a period of thirty-five (35) months following such termination of employment. In lieu of receiving payment of Compensation (as defined in Section 6.a.iii below) for such 35-month period in installments, Executive may elect, at any time prior to the earlier to occur of (i) a Change in Control or (ii) an action by the Board with respect to an event which would, upon consummation, result in a Change in Control (which election shall be evidenced by notice filed with First Charter), to be paid the present value of any such Compensation in a lump sum within thirty (30) days of termination of Executive's employment under circumstances entitling such Executive to Compensation hereunder. The calculation of the amount due shall be made by the independent accounting firm then performing First Charter's independent audit, and such calculation, including but not limited to any discount factor used to determine present value, shall be conclusive.

                           (i) GOOD REASON. For purposes of this Section 6,
                  termination by Executive for "Good Reason" shall mean those reasons set forth as "Good Reason" in Section 4.d. of this Agreement, except that the change in Executive's position, duties, responsibilities, status, title, Base Salary or bonus shall be measured for such matters as they were in effect immediately preceding the Change in Control.

                           (ii) CHANGE IN CONTROL. For purposes of this Section
                  6, Change in Control" shall mean (A) the consummation of a merger, consolidation, share exchange or similar transaction of First Charter with any other corporation as a result of which the holders of the voting capital stock of First Charter as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (B) the sale or transfer (other than as security for obligations of First Charter) of substantially all the assets of First Charter; (C) in the absence of a prior expression of approval by the Board, the acquisition of more than 20% of First Charter's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of First Charter's securities; (D)


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                  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by First
                  Charter's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
                  (E) any other change in control of First Charter of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of First Charter by any person, company or other entity.

                           (iii) COMPENSATION. For purposes of this Section 6,
                  Executive's Compensation shall consist of the following: (A) Executive's Base Salary in effect immediately preceding the Change in Control, plus (B) an annual bonus equal to the average bonus (calculated as a percentage of Base Salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by First Charter for each one-year performance period (often referred to as the "annual incentive program") to Executive for the three (3) most recent fiscal years ending prior to such Change in Control pursuant to First Charter's incentive and bonus plans or, if the relevant bonus program has not existed for three (3) years preceding the Change of Control, an amount equal to the estimated average bonus as calculated by the independent accounting firm then performing First Charter's independent audit, which calculation shall be conclusive.

                  b. Upon termination of Executive's employment entitling Executive to Compensation set forth in Section 6.a. above, First Charter shall maintain in full force and effect for the continued benefit of Executive for such thirty-five-month period health insurance (including coverage for Executive's dependents to the extent dependent coverage is provided by First Charter for its employees generally) under such plans and programs in which Executive was entitled to participate immediately prior to the date of such termination of employment, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, First Charter shall arrange to provide Executive with health insurance benefits for such thirty-five month period substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. However, in no event will Executive receive from First Charter the health insurance contemplated by this Section 6.b. if Executive receives comparable insurance from any other source.

                  c. Upon termination of Executive's employment entitling Executive to Compensation as set forth in Section 6.a. above, Executive will become immediately vested in any and all stock options and shares of restricted stock previously granted to him by First Charter notwithstanding any provision to the contrary of any plan under which the options or restricted stock are granted. Any accrued but ungranted stock options or restricted stock shall also be fully vested upon grant to Executive. Executive may exercise such options only at the times and in the method described in such options. All restrictions on shares of First Charter's stock granted under any plan shall lapse upon a Change of Control. First Charter will amend such options or plans in any manner necessary to facilitate the provisions of this Section 6.c.

                  d. It is the intention of First Charter and Executive that no portion of the payment made under this Agreement, or payments to or for Executive under any other agreement or plan, be deemed to be an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended (the "Code")
section 280G or any successor provision. First Charter and Executive agree that the present value of any payment hereunder and any other payment to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control of First Charter, and to which Code section 280G or any successor provision thereto applies, shall not exceed an amount equal to one dollar less than the maximum amount that Executive may receive without becoming subject to the tax imposed by Code section 4999 or any successor provision or which First Charter may pay without loss of deduction under Code section 280G or any successor provisions. Present value for purposes of this Agreement shall be calculated in accordance with Code section 1274(b)(2) or any successor provision. In the event that the


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provisions of Code sections 280G and 4999 or any successor provisions are repealed without succession, this Section 6.d. shall be of no further force or effect.

                  e. Except as elected by Executive with the prior consent of First Charter, all payments provided for under this Section 6 shall be paid in cash (including the cash values of stock options or restricted stock, if any) from the general funds of First Charter, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. Executive shall have no right, title or interest whatsoever in or to any investments that First Charter may make to aid First Charter in meeting its obligations under this Section 6. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between First Charter and Executive or any other person. To the extent that any person acquires a right to receive payments from First Charter hereunder, such right shall be no greater than the right of an unsecured creditor of First Charter.

                  f. All payments set forth in this Section 6 to Executive, if any, shall be made subject to applicable withholdings as required by law.

         7. COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION.

                  a. Executive understands that his position with First Charter is one of trust and confidence because of Executive's access to trade secrets and confidential and proprietary business information. Executive pledges his best efforts and utmost diligence to protect and keep confidential the trade secrets and confidential or proprietary business information of First Charter.

                  b. Unless required by First Charter in connection with his employment or with First Charter's express written consent, Executive agrees that he will not, either during his employment or afterwards, directly or indirectly, use, misappropriate, disclose or aid anyone else in disclosing to any third party for Executive's own benefit or the benefit of another all or any part of any of First Charter's or its subsidiaries' trade secrets or confidential or proprietary information, whether or not the information is acquired, learned, or developed by Executive alone or in conjunction with others. Executive makes the same pledge with regard to the confidential information of First Charter's and its subsidiaries' customers, contractors, or others with whom First Charter or its subsidiaries have a business relationship.

                  c. Executive understands that trade secrets and confidential or proprietary information, for purposes of this Agreement, shall include, but not be limited to, any and all versions of First Charter's or its subsidiaries' computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, account data, loan records, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of First Charter or its subsidiaries; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of First Charter or its subsidiaries, no matter what the source, including any such information that First Charter or its subsidiaries obtain from a customer, contractor or another party or entity and that First Charter treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by First Charter.

                  d. Executive also agrees that all notes, records (including all computer and electronic records), software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, customer lists, employee lists or other documents that are made or compiled by Executive, or which were available to Executive while he was employed at First Charter, in whatever form, including but not limited to all such documents and data concerning any processes, inventions, services or products used or developed by Executive during his employment, shall be the property of First Charter. Executive further agrees to deliver and make available all such documents and data to First Charter, regardless of how stored or maintained and including all originals, copies and compilations thereof, upon the separation of his employment, for any reason, or at any other time at First Charter's request.

                  e. Executive understands that First Charter expects him to respect any trade secrets of confidential information of any of Executive's former employers, business associates, or other business relationships. Executive also agrees to respect First Charter's express direction to Executive not to disclose to First Charter, its officers, or any of its employees any such information so long as it remains confidential.

         8. COVENANT NOT TO COMPETE. For and in consideration of this Agreement, the change in control protection contained herein and Executive's continued employment with First Charter, Executive agrees that, unless specifically authorized by First Charter in writing, Executive will not for a period of two
(2) years after his employment with First Charter has terminated or ended (whatever the reason for the end of the employment relationship):

                  a. Engage in any "Competitive Activity" (as defined below) within the "Restricted Territory" (as defined below);

                  b. Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a "public" competitor), any person, firm or corporation that engages in "Competitive Activity" within the "Restricted Territory"; or

                  c. Engage in any "Competitive Activity" with, for or towards or divert, attempt to divert or direct others to divert any business of First Charter from an existing First Charter customer, a joint venture or other business partner of First Charter (hereinafter referred to as an "affiliate"), or from a potential customer identified through leads or relationships developed during the last two (2) years of Executive's employment with First Charter, within the "Restricted Territory".

        Furthermore, Executive will not during his employment with First Charter and for a period of three (3) years after his employment with First Charter has terminated or ended (whatever the reason for the end of the employment relationship) solicit or hire for employment or as an independent contractor any employee of First Charter, the Bank or any of First Charter's affiliates, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit, or cause another person in the employ of First Charter, the Bank or any of First Charter's affiliates to leave his employment with First Charter, the Bank or First Charter's affiliate for the purpose of joining, associating, or becoming employed with any business or activity with which Executive is or expects to be directly or indirectly associated or employed.

         "Competitive Activity" means: (1) the business activities engaged in by First Charter during Executive's employment with First Charter, including the sales, marketing, distribution and provision of banking, financial and insurance services or other products or services of the type of which Executive was involved during his employment with First Charter; and/or (2) the performance of any other business activities competitive with First Charter and/or the Bank for or on behalf of any financial or insurance services entity.

        "Restricted Territory" means: (1) the geographic area encompassing a fifty (50) mile radius of any financial center operated by First Charter or the Bank upon the end of Executive's employment with First Charter; (2) the geographic area encompassing a fifty (50) mile radius of Concord, North Carolina; and/or (2) any Metropolitan Statistical Area (as defined by the United States Department of Commerce) from which First Charter generated at least two percent (2%) of its gross annual revenue during the last two calendar years before the end of Executive's employment with First Charter.

                  Executive further agrees that except with the express written consent of the Board, Executive will not engage in any Competitive Activity individually or with any entity or individual other than First Charter, the Board or its subsidiaries during the Employment Term.

         9. ACKNOWLEDGMENTS BY EXECUTIVE.

                  a. Executive acknowledges that the restrictions placed upon him by Sections 7 and 8 of this Agreement are reasonable given the nature of Executive's position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to

Executive pursuant to this Agreement. Specifically, Executive acknowledges that the length of the Covenant Not to Compete in Section 8 is reasonable and that the definitions of "Competitive Activity" and "Restricted Territory" are reasonable.

                  b. Executive acknowledges that all of the provisions of the Agreement are fair and necessary to protect the interests of First Charter. Accordingly, Executive agrees not to contest the validity or enforceability of Sections 7 or 8 hereof.

                  c. Executive understands that every provision of this Agreement is severable from each other provision of this Agreement. Therefore, if any provision of this Agreement, including but not limited to all provisions of Sections 7 and 8, is held invalid or unenforceable, every other provision of this Agreement will continue to be fully valid and enforceable. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, Executive and First Charter agree that such provision shall be enforced to the extent reasonable under the circumstances and that all other provisions shall be enforceable to the fullest extent permissible by law. Executive and First Charter further agree that, if any court makes such a determination, such court shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

                  d. Executive understands that his obligations under Sections 7 and 8 of this Agreement will continue whether or not his employment with First Charter is terminated voluntarily or involuntarily, or with or without Cause or Good Reason.

         10. BREACH BY EXECUTIVE. Executive agrees that in the event of any breach or threatened breach of the provisions of Sections 7 and 8 hereof by Executive, First Charter's remedies at law would be inadequate, and First Charter shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and attorneys' fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude First Charter from pursuing any other remedies at law or in equity available to it for any such breach or threatened breach. Moreover, Executive also agrees that if Executive breaches any of Sections 7 or 8 above, Executive shall be required to refund to First Charter and First Charter shall be entitled to recover of Executive 90% of the amount already paid under Sections 5.b., 5.d., 5.e. or 6.a. above to Executive by First Charter at the time of the breach, and Executive shall forfeit at the time of the breach the right to any additional payments or benefits under this Agreement, except that if the breach occurs before the payments set forth in Section Sections 5.b., 5.d., 5.e. or 6.a. above are made, Executive shall be entitled to receive the first monthly payment and nothing more. In such case, Executive and First Charter agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based upon the consideration actually paid.

         11. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, Executive and First Charter and the Bank and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the First Charter's prior written consent. First Charter will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of First Charter, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform all of First Charter's obligations under this Agreement in the same manner and to the same extent that First Charter would be required to perform it if no such succession had taken place, and to perform all obligations to Executive as provided in Section 6. Failure of First Charter to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from First Charter in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Executive's employment was terminated. As used in this Agreement, "Company" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 11 or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.

         12. COMPLETE AGREEMENT. This Agreement replaces any previous agreement relating to the same or similar subject matter which the Executive and First Charter may have entered into with respect to Executive's employment by First Charter, including specifically the Change in Control agreement entered into between Executive and First Charter dated March 17, 1999. Executive has no oral representations, understandings or agreements with First Charter or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between First Charter and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To First Charter:          First Charter National Bank
                                            Executive Offices
                                            845 Church Street Commons, Suite 307
                                            Concord, North Carolina 28206

         To Executive:                      Robert O. Bratton
                                            725 Sherwin Lane
                                            Concord, North Carolina 28025

         Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.


       14. HEADINGS. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

       15. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of North Carolina.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                      FIRST CHARTER CORPORATION

                      By:    /s/ Robert O. Bratton
                             ---------------------------------------------------
                      Name:  Robert O. Bratton
                             ---------------------------------------------------
                      Title: Chief Financial Officer and Chief Operating Officer
                             ---------------------------------------------------